Exhibit 99.1
Stanley-Martin Communities, LLC Reports Second Quarter 2007 Results
Reston, Virginia, August 9, 2007
Stanley-Martin Communities, LLC (‘the Company’) announces financial results for the three and six month periods ended June 30, 2007. Stanley-Martin preliminary financial highlights are as follows:
•	Second quarter 2007 revenues of $45.7 million decreased $28.8 million or 38.7% from second quarter 2006 revenues of $74.5 million. Total revenues for the six months ended June 30, 2007 were $74.4 million down $46.1 million or 38.3% from $120.5 million in the same period in 2006.

•	Net income (loss) for the second quarter 2007 was $(4.1) million, down $13.2 million or 145.1% from $9.1 million in the second quarter 2006. Net income (loss) for the six months ended June 30, 2007 was $(2.9) million, down $18.3 million or 118.8% from $15.4 million in the first six months in 2006. Net income (loss) includes an $8.5 million charge for asset impairment of real estate inventory.

•	New orders increased 21.9% to 78 homes in the three months ended June 30, 2007 from 64 homes in the same period in 2006. Net new orders increased 6.3% to 168 homes for the six month period ended June 30, 2007 from 158 homes in the same period in 2006.

•	At June 30, 2007, our backlog was 138 homes with an aggregate contract price of $78.1 million, down from 165 homes with an aggregate contract price of $105.7 million at June 30, 2006.
Results of Operations:
Quarter Ended June 30, 2007 (2007) Compared to Quarter Ended June 30, 2006 (2006)
     Revenue. Total revenues for 2007 were $45.7 million, down $28.8 million or 38.7% from $74.5 million for 2006. Homebuilding sales were $43.2 million in 2007, down $27.8 million or 39.2% from $71.0 million in 2006. The decrease in homebuilding sales was the result of a 40.2% decrease in the number of homes delivered offset by a 1.7% increase in the average price of a delivered home and a reduction in the average time it takes to construct a home.
     During 2006, we delivered 122 homes with an average sales price of $582,000 compared to 73 homes with an average sales price of $592,000 in 2007. In 2006 we delivered 28 townhomes and 94 single family homes. The townhomes had an average sales price of $299,000 and the single family home has an average sales price of $666,000. In 2007, we delivered 32 townhomes and 41 single family homes. The townhomes had an average sales price of $561,000 and the single family homes delivered had an average sales price of $615,000. The increase in the average sales price is due to a shift in the product mix being offered by the company offset by the decline in demand within the market place. We include the revenues of our mortgage services and title insurance services subsidiaries in financial services revenues. Financial services revenues were $2.3 million in 2007, down 34.3% from $3.5 million in 2006. The decrease in revenues when compared to the same quarter in the prior year was driven by a 41.4% decrease in the number of loans originated offset by a 8.9% increase in the average size of the loans on which the fees are based. Our homebuyers accounted for 24.7% of Heritage Mortgage’s business in the second quarter 2007, down from 26.8% in 2006.

     During 2007, Heritage Mortgage was responsible for handling the financing needs of 90% of our homebuyers, up from 84% in 2006. First Excel was responsible for underwriting title insurance for 98% of our Virginia homebuyers in the second quarter 2007, up from 90% in 2006. Financial services revenues were 5.0% of total 2007 revenues, up from 4.7% a year earlier.
     New Orders and Backlog. The number of new orders increased 21.9% to 78 in 2007 from 64 in 2006. The aggregate value of new orders was $43.5 million in 2007, up $2.1 million or 5.1% from $41.4 million a year earlier. The average sales price for single family and townhomes together declined from $646,000 in 2006 to $557,000 in 2007. This 13.8% decline in the average sales price when compared to the same period in the prior year is due to both a change in product type and reduced net sales prices given competitive market conditions. In 2006, 87.5% of the new orders were single family homes. In 2007, 73.1% of the new orders were single family. 2007 new orders were comprised of 57 single family homes with an average sales price of approximately $608,000 and 21 townhome new orders with an average sales price of $419,000. In 2006, there were 56 single family new orders with an average sales price of $665,000 and 8 townhome new orders with an average sales price of $513,000.
     While we have made a modest change to our discount policy, many competitors continue to advertise substantial discounts for select product. We feel this practice has continued to create an expectation in new homebuyers that discounts will be forthcoming from all builders. Although not all builders will aggressively discount their product, the time frame in which a homebuyer makes a purchase decision has been significantly impacted.
     At June 30, 2007, our backlog was 138 homes with an aggregate value of $78.1 million, down from 165 homes with an aggregate value of $105.7 million a year earlier. The average sales price in backlog at June 30, 2007 was $566,000, down $75,000 or 11.7% from $641,000 a year earlier. Just as with new orders, the decrease in average sales price in backlog is due to a change in product mix as well as a more competitive market. The backlog has been further reduced due to a decrease in the average construction period of the homes. As of June 30, 2007, 92 single family homes were in backlog with an average sales price of $604,000, down from 151 single family homes with an average sales price of $654,000 a year earlier. As of June 30, 2007, 46 townhomes were in backlog with an average backlog price of $492,000. A year earlier, 14 townhomes were in backlog with an average backlog price of $499,000.
     Gross Homebuilding Margin. The gross homebuilding margin in 2007 was $1.4 million or 3.2% of homebuilding sales, down from $17.6 million or 24.8% of homebuilding sales in 2006. In the second quarter of 2007, market conditions for new home sales declined as inventory levels of both new and existing homes remained high. As a result the Company recorded an $8.5 million charge for asset impairments of real estate inventory held due to declining market conditions. The decline in the gross homebuilding margin was offset in part by a decrease in the average time it took to construct a home and the effect of cost reductions negotiated in late fiscal year 2006. The gross homebuilding margin, excluding impairment, for the three months ended June 30, 2007 was 23.0%, down from 24.8% from the same period a year earlier.
     Selling and Marketing Expenses. Total selling and marketing expenses in 2007 decreased $1.0 million, or 24.4%, to $3.1 million from $4.1 million in 2006. Selling and marketing expenses as a percent of homebuilding sales increased to 7.2% in 2007 from 5.7% in 2006. The increase in selling and marketing costs as a percent of homebuilding sales is due to the increase in closing costs and discounts offered to meet market demands and enhanced marketing efforts in the competitive market.
     General and Administrative Expenses. Total general and administrative expenses in 2007 decreased approximately $2.8 million or 33.3% to $5.6 million from $8.4 million in 2006. General and administrative expenses as a percentage of total revenues increased to 12.2% in 2007 from 11.3% in the same period in 2006. The decrease in general and administrative expenses was primarily due to a decrease in personnel costs and professional fees. The increase in the ratio of general and administrative costs to total revenues is due to the reduced revenues and fixed cost nature of some of the general and administrative costs. Homebuilding general and administrative expenses were $3.7 million or 8.5% of homebuilding revenue in 2007, down from $5.8 million or 8.2% a year earlier. While homebuilding general and administrative expenses declined 36.2% year to year, the ratio of general and administrative expenses to homebuilding revenue increased due to the fixed nature of many expenses. Financial services general and administrative expenses were $1.9 million in 2007, down 26.9% from $2.6 million a year earlier. The decline is due to the reduced business volume offset by the fixed nature of many expenses.

     Gain on Derivative Contracts. Our homebuilding segment utilizes derivative instruments to economically hedge our risk of interest rate fluctuations related to our variable rate line of credit. During the second quarter 2007, we had two interest rate swaps and one interest rate collar outstanding with an aggregate notational amount of $50 million under which we make fixed rate payments and receive variable interest payments. The gain on derivative contracts, net, was approximately $664,000 in 2007. During 2006, we had two interest rate swaps and one interest rate collar outstanding with an aggregate notational amount of $50 million. The gain recorded on these derivative instruments was approximately $590,000 in 2006.
     Minority Interest. Minority interest expense represents the minority owner’s 25% interest in Heritage Mortgage and the minority owner’s 49% interest in First Excel Title, LLC. Minority interest was $112,110 for 2007 and $242,578 in the second quarter 2006. The decrease in 2007 from 2006 is due to reduced business activity in both our mortgage and title company.
     Net Income. Overall, net income (loss) for the second quarter 2007 was $(4.1) million, down $13.2 million or 145.1% from $9.1 million in 2006. Our homebuilding segment experienced a decrease in net income (loss) to $(4.3) million in 2007 from $8.5 million in 2006. This decrease was primarily the result of the decrease in 2007 homebuilding sales revenue, an impairment charge of $8.5 million, and a decline in gross homebuilding margin.
     Our financial services segment reported net income of $213,487 for 2007, down 62.8% from $573,375 in 2006. This decline reflects the slow down in both our mortgage and title businesses.
Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006
     Revenue. Total revenues for the six months ended June 30, 2007 were $74.4 million, down $46.1 million or 38.3% from $120.5 million for the six months ended June 30, 2006. Homebuilding sales were $69.6 million in the six months ended June 30, 2007, off $44.5 million or 39.0% from $114.1 million in the six months ended June 30, 2006. The decrease in homebuilding sales was the result of a 35.8% decrease in the number of homes delivered and a 5.0% decrease in the average price of a delivered home offset by a reduction in the average time it takes to construct a home.
     During the six months ended June 30, 2006, we delivered 179 homes with an average sales price of $637,000 compared to 115 homes with an average sales price of $605,000 in the six months ended June 30, 2007. In the six months ended June 30, 2006, we delivered 28 townhomes and 151 single family homes with an average sales price of $299,000 and $700,000, respectively. In the six months ended June 30, 2007, we delivered 43 townhomes and 72 single family homes. The townhomes had an average sales price of $572,000 and the single family homes delivered had an average sales price of $625,000. The decrease in the average sales price is due to the decline in demand within the market place and a shift in the product mix being offered by the company. We include the revenues of our mortgage services and title insurance services subsidiaries in financial services revenues. Financial services revenues were $4.5 million in the six months ended June 30, 2007, down 28.6% from $6.3 million in the six months ended June 30, 2006. The decrease in revenues when compared to the same period in the prior year was driven by a 39.9% decrease in the number of loans originated offset by a 12.1% increase in the average size of the loans on which the fees are based. Our homebuyers accounted for 18.6% of Heritage Mortgage’s business in the six months ended June 30, 2007, down from 22.2% in the six months ended June 30, 2006.
     During the six months ended June 30, 2007, Heritage Mortgage was responsible for handling the financing needs of 88% of our homebuyers, up from 76% in the six months ended June 30, 2006. First Excel was responsible for underwriting title insurance for 96% of our Virginia homebuyers in the six months ended June 30, 2007, up from 86% in the six months ended June 30, 2006. Financial services revenues were 6.0% of total 2007 revenues, up from 5.3% a year earlier.

     New Orders. The number of new orders increased 6.3% to 168 in the six months ended June 30, 2007 from 158 in the six months ended June 30, 2006. The aggregate value of new orders was $95.3 million in the six months ended June 30, 2007, down $1.6 million or 1.7% from $96.9 million a year earlier. The average sales price for single family and townhomes together declined from $613,000 in the six months ended June 30, 2006 to $567,000 in the six months ended June 30, 2007. This 7.5% decline in the average sales price when compared to the same period in the prior year is due to both a change in product type and reduced net sales prices given competitive market conditions. In the six months ended June 30, 2007, 63.7% of the new orders were single family homes. In the six months ended June 30, 2006, 84.8% of the new orders were single family. For the six months ended June 30, 2007, new orders were comprised of 107 single family homes with an average sales price of approximately $600,000 and 61 townhome new orders with an average sales price of $510,000. In the six months ended June 30, 2006, there were 134 single family new orders with an average sales price of $649,000 and 24 townhome new orders with an average sales price of $415,000.
     While we have made a modest change to our discount policy, many competitors continue to advertise substantial discounts for select product. We feel this practice has created an expectation in new homebuyers that discounts will be forthcoming from all builders. Although not all builders will aggressively discount their product, the time frame in which a homebuyer makes a purchase decision has been significantly impacted.
     Gross Homebuilding Margin. The gross homebuilding margin in the six months ended June 30, 2007 was $7.7 million or 11.0% of homebuilding sales, down from $29.9 million or 26.2% of homebuilding sales in the six months ended June 30, 2006. In the second quarter of 2007, market conditions for new home sales declined as inventory levels of both new and existing homes remained high. As a result, the Company recorded an $8.5 million charge for asset impairments of real estate inventory held due to declining market conditions. The decline in the gross homebuilding margin caused by the impairment was offset in part by a decrease in the average time it took to construct a home and the effect of cost reductions negotiated in late fiscal year 2006. We expect the homebuilding margin throughout 2007 remain at or slightly below 2006 levels due to increased competition in the market place and lower anticipated average sales prices. The gross homebuilding margin, excluding impairment, was 23.3%, down from 26.2% a year earlier, which is a reflection of the declining market.
     Selling and Marketing Expenses. Total selling and marketing expenses in the six months ended June 30, 2007 decreased $1.6 million, or 23.5%, to $5.2 million from $6.8 million in the six months ended June 30, 2006. Selling and marketing expenses as a percent of homebuilding sales increased to 7.5% in the six months ended June 30, 2007 from 6.0% in the six months ended June 30, 2006. The increase in selling and marketing costs as a percent of homebuilding sales is due to the increase in closing costs and discounts offered to meet market demands and enhanced marketing efforts in the competitive market.
     General and Administrative Expenses. Total general and administrative expenses in the six months ended June 30, 2007 decreased approximately $4.5 million or 29.6% to $10.7 million from $15.2 million in the six months ended June 30, 2006. General and administrative expenses as a percentage of total revenues increased to 14.4% in the six months ended June 30, 2007 from 13.3% in the same period in the six months ended June 30, 2006. The decrease in general and administrative expenses was primarily due to a decrease in personnel costs and professional fees. The increase in the ratio of general and administrative costs to total revenues is due to the reduced revenues and fixed cost nature of some of the general and administrative costs. Homebuilding general and administrative expenses were $6.9 million or 9.9% of homebuilding revenue in the six months ended June 30, 2007, down from $10.3 million or 9.0% a year earlier. While homebuilding general and administrative expenses declined 33.0% year to year, the ratio of general and administrative expenses to homebuilding revenue increased due to the fixed nature of many expenses. Financial services general and administrative expenses were $3.8 million in the six months ended June 30, 2007, down 22.4% from $4.9 million a year earlier. The dollar decline is due to the reduced business volume offset by the fixed nature of many expenses.

     Gain on Derivative Contracts. Our homebuilding segment utilizes derivative instruments to economically hedge our risk of interest rate fluctuations related to our variable rate line of credit. During the six months ended June 30, 2007, we had two interest rate swaps and one interest rate collar outstanding with an aggregate notational amount of $50 million under which we make fixed rate payments and receive variable interest payments. The gain on derivative contracts, net, was approximately $500,000 in the six months ended June 30, 2007. During the six months ended June 30, 2006, we had two interest rate swaps and one interest rate collar outstanding with an aggregate notational amount of $50 million. The gain recorded on these derivative instruments was approximately $1.2 million in the six months ended June 30, 2006.
     Minority Interest. Minority interest expense represents the minority owner’s 25% interest in Heritage Mortgage and the minority owner’s 49% interest in First Excel Title, LLC. Minority interest was $198,307 for the six months ended June 30, 2007 and $421,144 in the six months ended June 30, 2006. The decrease in 2007 from 2006 is due to reduced business activity in both our mortgage and title company.
     Net Income. Overall, net income (loss) for the six months ended June 30, 2007 was $(2.9) million, down $18.3 million or 118.8% from $15.4 million in the six months ended June 30, 2006. Our homebuilding segment experienced a decrease in net income to $(3.3) million in the six months ended June 30, 2007 from $14.5 million in the six months ended June 30, 2006. This decrease was primarily the result of the decrease in 2007 homebuilding sales revenue and a decline in gross homebuilding margin.
     Our financial services segment reported net income of $427,347 for the six months ended June 30, 2007, down 55.8% from $967,728 in the six months ended June 30, 2006. This decline reflects the slow down in both our mortgage and title businesses.
Seasonality and Variability in Quarterly Results
     We have historically experienced, and expect to continue to experience, seasonal variability in our sales and net income on a quarterly basis. We believe that this seasonality reflects the tendency of homebuyers to shop for a new home in the spring with the goal of closing in the fall or winter as well as the scheduling of paving and construction to accommodate seasonal weather conditions. Additional factors that contribute to this variability include our ability to continue to acquire land and land options on acceptable terms, the timing of receipt of regulatory approval for development and construction, the condition of the real estate market and general and local economic conditions in the Washington, D.C. metropolitan area, prevailing interest rates and the availability of financing, both for us and for the purchasers of our homes and the cost and availability of materials and labor. Our historical financial performance is not necessarily a meaningful indicator of future results and may vary project to project and from quarter to quarter. Our revenue may fluctuate significantly on a quarterly basis. Quarter to quarter comparisons should not be relied upon as a sole indicator of future performance.
Liquidity and Capital Resources
     Our financing needs depend on sales volume, asset turnover, land acquisition and inventory balances. We have incurred substantial indebtedness and may incur substantial indebtedness in the future to fund our homebuilding activities. During the first six months of 2007, we purchased approximately $7.3 million of land, before any purchase adjustments, using available cash and borrowings under our $150.0 million senior secured facility. We will continue to evaluate all of our alternatives to satisfy our demand for lots in the most cost effective manner. As of June 30, 2007, the Company controls 3,093 lots of which 2,977 (96.2%) lots are owned and 116 (3.8%) lots are under option contracts.

     We assess our liquidity in terms of our ability to generate cash to fund our operating activities. We finance our land acquisitions, land improvements, homebuilding, development and construction activities from internally generated funds and our senior secured credit facility. The senior secured credit facility is a three-year facility that matures on December 1, 2009 and can be extended one year every December 1 subject to the lender’s approval. As of June 30, 2007, we had $68.3 million borrowed on our senior secured credit facility. Our borrowing capacity under the senior secured credit facility is dependent on borrowing base calculations stipulated in the facility agreement. At June 30, 2007, these calculations allowed for additional borrowings of up to $71.2 million over the $68.3 million already on the line of credit. Borrowings under the senior secured credit facility are secured by land and construction work-in-progress and carry a floating interest rate of one month LIBOR plus a margin that ranges from 175 to 225 basis points. As additional parcels of land owned by the Company are added to the borrowing base, the Company can continue to increase its borrowing capability.
     A $10 million warehouse line of credit provides financing for mortgage loans originated by Heritage Mortgage. Amounts outstanding under this warehouse line of credit are repaid at the time the mortgage loans are sold to a permanent investor. The warehouse line of credit currently bears interest at the Federal Funds Rate plus 1.00%. Mason is the principal borrower under the $10 million warehouse facility with Cardinal Bank, and Heritage Mortgage is jointly and severally liable with Mason for the obligations under the warehouse facility as an accommodation party (which in this case is equivalent to a guarantor). Accordingly, Heritage Mortgage bears no interest cost nor has any outstanding borrowings on the warehouse facility because ownership of the originated mortgage loans is transferred to Mason concurrent with Heritage Mortgage’s closing of the loans with the borrowers.
     Neighborhood Holdings, LLC, our parent, has substantial obligations to make distribution payments on its outstanding Class A membership interests. Neighborhood Holdings is obligated to pay approximately $350,000 a month to the holders of Class A membership interests. Class A membership interests will be redeemed in installments on June 30, 2008, June 30, 2009, and June 30, 2010. As of June 30, 2007, the redemption amounts due on the dates listed above are $11.4 million, $12.8 million, and $11.2 million, respectively. Neighborhood Holdings has the right to request the holders of the Class A membership interests to roll forward for a three year period the obligations due on each of the redemption dates. In the four and a half years during which Neighborhood Holdings has been obligated to make similar annual payments, the majority of the holders of the Class A membership interests have agreed to roll the redemption date forward three years. There is no assurance that these holders will continue to accede to any future requests to defer payment. In addition, from time to time, Neighborhood Holdings makes distribution payments on its Class B membership interests, a portion of which may be used to fund the tax obligations of the beneficial holders thereof, Martin K. Alloy and Steven B. Alloy, which are attributable to our income by virtue of our being a “pass-through” entity for income tax purposes. Neighborhood Holdings relies on distributions from its subsidiaries, including us, to fund these payments. For the six months ended June 30, 2007 and 2006, there were $2.2 million and $5.3 million of distributions, respectively.
     We believe that our available financing is adequate to support operations and planned land acquisitions through 2009.
Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006.
     Cash Flows used in Operating Activities. Net cash used in operating activities was $8.5 million for the six months ended June 30, 2007, down 82.4% from the net cash used in operating activities of $48.4 million in the same period a year earlier. The majority of the decrease in net cash used in operating activities was the result of a significant decrease in the use of cash related to the change in our real estate inventory. The change in real estate inventory was $18.1 million in the six months ended June 30, 2007 as compared to $57.7 million in the six months ended June 30, 2006 and was the result of a reduction in purchases of land, a decrease in land development activities, and lower delivery of homes.
     Cash Flows used in Investing Activities. Net cash used in investing activities for the six months ended June 30, 2006 represents the purchase of approximately $696,000 of leasehold improvements and office furniture and equipment, related to our relocation of our corporate offices. Net cash used in investing activities for the six months ended June 30, 2007 represent property and equipment purchases of approximately $36,000.

     Cash Flows provided by Financing Activities. Cash provided by financing activities was $10.3 million for the six months ended June 30, 2007, down 34.0% from $15.6 million a year earlier. In the six months ended June 30, 2007, we borrowed $15.5 million on our line of credit and repaid a $2.8 million seller note related to property we acquired in late 2006. In the six months ended 2006, we drew $46.0 million on our line of credit and repaid $26.9 million of purchase money deed of trust notes. Distributions to the member was $2.2 million and $5.3 million in the six months ended June 30, 2007 and 2006, respectively. Distributions to minority partners decreased to approximately $188,000 in the six months ended June 30, 2007 from approximately $539,000 in the six months ended June 30, 2006.
     The Trust Indenture related to the senior subordinated notes permits payments of distributions including but not limited to the following: a) a permitted tax dividend to allow the direct and indirect beneficial owners of the equity interests to pay taxes on the net income generated by Stanley-Martin Communities, LLC; b) up to $4.0 million each calendar year to allow Neighborhood Holdings to make required monthly payments to the Neighborhood Holdings Series A Investors; c) up to $500,000 each calendar year to allow Neighborhood Holdings to pay overhead expenses incurred in the ordinary course of business; and d) an aggregate $5.0 million of additional ‘Restricted Payments’ (as defined therein) from the Issue Date. In addition, the Trust Indenture provides that up to fifty percent (50%) of consolidated net income for a period may be distributed only to the extent certain ratios are maintained (the Ratio Exception as defined in the Trust Indenture).
Interest Costs:
     The Company capitalizes most interest costs to inventory during the development and construction period. Capitalized interest is charged to cost of revenues when the related inventory is delivered for sale. Interest incurred, capitalized and charged to cost of revenues for the three month and six month period ended June 30, 2007 and 2006 is summarized as follows (amounts in thousands):

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Interest incurred and capitalized	$5,012,610	$4,359,150	$9,862,690	$9,053,866
Interest cost unrelated to homebuilding expensed	35,916	51,698	76,216	106,401
Capitalized interest amortized to cost of sales	2,048,777	2,347,505	3,105,062	3,554,087
Earnings Before Interest, Taxes, Depreciation and Amortization (‘EBITDA’)
     EBITDA means net income before (a) state and federal income taxes, (b) expensing of previously capitalized interest included in cost of sales for home building, (c) material noncash impairment charges, if any, and (d) homebuilding depreciation. Other companies may calculate EBITDA (or similarly titled measures) differently. We believe EBITDA information is useful to investors as a measure of our ability to service debt and obtain financing. However, it should be noted that EBITDA is not a U.S. generally accepted accounting principles (“GAAP”) financial measure. Due to the significance of the GAAP components excluded, EBITDA should not be considered in isolation or as an alternative to net income, cash flow from operations or any other operating or liquidity performance measure prescribed by GAAP.

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Net income (loss)	$(4,067,172)	$9,103,024	$(2,913,959)	$15,427,556
Expensing of previously capitalized interest in cost of sales	2,048,777	2,347,505	3,105,062	3,554,087
Impairment of real estate inventory	8,542,891	—	8,542,891	—
Other non-capitalized interest	35,916	51,698	76,216	106,401
Depreciation	196,082	153,823	345,365	287,829

EBITDA	$6,756,494	$11,656,050	$9,155,575	$19,375,873

     Stanley-Martin is one of the largest private homebuilders in the Washington, D.C. metropolitan area engaged in the development of residential communities and the design, marketing and construction of single-family homes and townhomes. Stanley-Martin has operated in the Washington, D.C. metropolitan area homebuilding industry since 1966. Stanley-Martin markets homes to entry-level and first- and second-time move-up buyers. As a complement to the homebuilding operations, Stanley-Martin also originates title insurance and mortgages for their homebuyers.
STATEMENT ON FORWARD-LOOKING INFORMATION
     Certain information included herein and in our other reports, SEC filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Act of 1995, including, but not limited to, statements concerning our anticipated operating results, financial resources, changes in revenues, changes in profitability, interest expense, growth and expansion, the ability to acquire land, the ability to secure governmental approvals and the ability to open new communities, the ability to sell homes and properties, the ability to deliver homes from backlog, the average delivered prices of homes, the ability to secure materials and subcontractors, and the ability to maintain the liquidity and capital necessary to expand and take advantage of future opportunities. In some cases you can identify those so called forward-looking statements by words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project,” “intend,” “can,” “could,” “might,” or “continue,” or the negative of those words or other comparable words. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in our other reports, SEC filings, statements and presentations. These risks and uncertainties include local, regional and national economic conditions, the demand for homes, domestic and international political events, uncertainties created by terrorist attacks, the effects of governmental regulation , the competitive environment in which we operate, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, uncertainties and fluctuations in capital and securities markets, changes in tax laws and their interpretation, legal proceedings, the availability of adequate insurance at reasonable cost, the ability of our customers to finance the purchase of homes, the availability and cost of labor and materials, and weather conditions. Additional information concerning potential factors that we believe could cause our actual results to differ materially from expected and historical results is included in “Risk Factors” in our Form 10-K dated March 27, 2007. Moreover, the financial guidance contained herein related to our expected results of operations for fiscal 2007 reflects our expectations as of August 9, 2007 and is not being reconfirmed or updated herein or by the Quarterly Report on Form 10-Q.

     If one or more of the assumptions underlying our forward-looking statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.

STANLEY-MARTIN COMMUNITIES, LLC AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited)

		December 31,
	June 30, 2007	2006
Assets

Cash and cash equivalents	$4,619,333	$2,845,724
Real estate inventory	290,620,417	281,965,819
Deposits and escrows, net	2,883,342	4,504,954
Property and equipment, net	1,825,826	2,135,396
Due from related parties	440,740	154,851
Accounts receivable	1,890,074	1,725,563
Deferred financing costs, net	4,449,675	4,724,913
Other assets	2,012,158	2,038,357

	$308,741,565	$300,095,577

Liabilities and Member’s Capital

Liabilities:
Debt	$218,250,000	$205,500,000
Accounts payable and accrued expenses	6,930,373	6,508,057
Due to related parties	56,062	9,020
Accrued interest payable	5,952,468	5,880,755
Purchaser deposits	4,219,732	2,802,833
Cost to complete and customer services reserves	4,499,163	5,592,766
Other liabilities	2,376,607	2,226,596

Total liabilities	242,284,405	228,520,027

Minority interest	461,671	451,105
Member’s capital	65,995,489	71,124,445

	$308,741,565	$300,095,577

STANLEY-MARTIN COMMUNITIES, LLC AND SUBSIDIARIES
Condensed Consolidated and Combined Statements of Operations and Member’s Capital
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Revenues:
Homebuilding sales	$43,181,769	$71,004,734	$69,608,892	$114,075,539
Financial services	2,287,531	3,492,968	4,491,700	6,334,270
Management services	240,600	20,673	285,010	44,705

Total revenues	45,709,900	74,518,375	74,385,602	120,454,514

Operating expenses:
Cost of sales	33,240,885	53,360,810	53,383,072	84,155,487
Impairment of real estate inventory	8,542,891	—	8,542,891	—
Selling and marketing expenses	3,108,214	4,062,915	5,238,237	6,795,463
General and administrative expenses	5,561,726	8,448,257	10,747,714	15,168,140

Operating income (loss)	(4,743,816)	8,646,393	(3,526,312)	14,335,424

Gain on derivative contracts, net	663,883	590,368	499,511	1,218,988
Other income, net	124,871	108,841	311,149	294,288

Net income (loss) before minority interest	(3,955,062)	9,345,602	(2,715,652)	15,848,700
Minority interest	(112,110)	(242,578)	(198,307)	(421,144)

Net income (loss)	(4,067,172)	9,103,024	(2,913,959)	15,427,556

Distributions to members	(714,999)	(5,300,342)	(2,214,997)	(5,300,342)
Beginning member’s capital	70,777,660	71,672,905	71,124,445	65,348,373

Member’s capital	$65,995,489	$75,475,587	$65,995,489	$75,475,587

STANLEY-MARTIN COMMUNITIES, LLC AND SUBSIDIARIES
Condensed Consolidated and Combined Statements of Cash Flows
(unaudited)

	Six months ended June 30,
	2007	2006
Cash flows from operating activities:
Net income (loss)	$(2,913,959)	$15,427,556
Adjustments to reconcile net income to net cash used in operating activities:
Impairment of real estate inventory	8,542,891	—
Depreciation	345,365	287,829
Changes in fair value of derivative contracts	(384,953)	(1,119,313)
Minority interest	198,307	421,144
Change in:
Real estate inventory	(18,065,854)	(57,660,239)
Accounts receivable and other assets	246,641	(679,894)
Due to/from related parties	(238,847)	(2,073,812)
Deposits and escrows	1,671,612	4,030,665
Accounts payable and accrued expenses	422,316	(5,538,248)
Purchaser deposits	1,416,899	(2,015,479)
Accrued interest payable	71,713	(1,455,198)
Other liabilities	150,011	1,954,009

Total adjustments	(5,623,889)	(63,848,536)

Net cash used in operating activities	(8,537,858)	(48,420,980)

Cash flows used in investing activities:
Purchase of property and equipment	(35,795)	(696,335)

Net cash used in investing activities	(35,795)	(696,335)

Cash flows from financing activities:
Repayments of loans payable	(2,750,000)	(26,855,000)
Draws on line of credit, net	15,500,000	46,000,000
Proceeds from issuance of debt	—	2,333,096
Distribution to member	(2,214,997)	(5,300,342)
Distribution to minority partners	(187,741)	(538,553)

Net cash provided by financing activities	10,347,262	15,639,201

Net increase (decrease) in cash and cash equivalents	1,773,609	(33,478,114)
Cash and cash equivalents at beginning of period	2,845,724	44,331,867

Cash and cash equivalents at end of period	$4,619,333	$10,853,753

Supplemental disclosures of cash flow information:
Cash paid during the period for interest, net of capitalized interest of $9,790,977 and $9,419,491, respectively	$76,216	$106,401

Selected Financial and Other Information:
The following table sets forth certain information regarding closings, new orders and backlog for the three and six month periods ended June 30, 2007 and 2006 (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(dollars in thousands)		(dollars in thousands)
Home Deliveries (homes):
Single-family	41	94	72	151
Townhome	32	28	43	28

Total	73	122	115	179

Average Sales Price of Homes Delivered:
Single-family	$615	$666	$625	$700
Townhome	$561	$299	$572	$299
Average sales price of homes delivered	$592	$582	$605	$637

Revenue from Homes Delivered:
Single-family	$25,221	$62,625	$44,995	$105,696
Townhome	17,961	8,380	24,614	8,380

Total	$43,182	$71,005	$69,609	$114,076

New Orders (homes):
Single-family	57	56	107	134
Townhome	21	8	61	24

Total	78	64	168	158

Average Sales Price of New Orders:
Single-family	$608	$665	$600	$649
Townhome	$419	$513	$510	$415
Average sales price of all new orders	$557	$646	$567	$613

Sales
Single-family	$34,660	$37,259	$64,160	$86,945
Townhome	8,799	4,105	31,101	9,973

Total	$43,459	$41,364	$95,261	$96,918

Backlog at End of Period (homes):
Single-family	92	151	92	151
Townhome	46	14	46	14

Total	138	165	138	165

Average Sales Price Backlog End of Period:
Single-family	$604	$654	$604	$654
Townhome	$492	$499	$492	$499
Average sales price backlog value for all homes	$566	$641	$566	$641

Backlog Sales Value at End of Period:
Single-family	$55,525	$98,742	$55,525	$98,742
Townhome	22,614	6,985	22,614	6,985

Total	$78,139	$105,727	$78,139	$105,727